Exhibit 23.01

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in the Pre-Effective Amendment No. 1 to the Registration Statement on Form SB-2 of our report dated May 19, 2003, on our audit of the balance sheet of Terra Capital Group, Inc. as of April 30, 2003, and the related statements of operations, stockholders’ equity and cash flows for the period March 18, 2003, date of inception, to April 30, 2003. We also consent to the reference to us as experts under the caption “Experts” in the Prospectus.

/s/   EPSTEIN, WEBER & CONOVER, P.L.C.

Scottsdale, Arizona

September 26, 2003